UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

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Signature Holdings Corporation

(Name of Registrant as Specified in Its Charter)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

SIGNATURE HOLDINGS CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Date: November 20, 2025

Time: 1:00PM EST

Place: Virtual Meeting via Google Meet link: https://meet.google.com/rkf-qgpi-qfq

NOTICE OF MEETING

The Special Meeting of Stockholders of Signature Holdings Corporation, a Delaware corporation (the “Company”), will be held on the date and time stated above for the following purposes:

  Proposal 1 – Approval of Electronic Delivery of Notices and Communications

  To approve the Company’s adoption of electronic transmission of notices, consents, and other Stockholder communications, in accordance with Delaware General Corporation Law §232 (or corresponding state law), permitting the Company to send Stockholder materials by email or other electronic means to the extent consent is obtained (“Electronic Delivery Plan”).

  Rationale for Adoption

  The Board believes the Electronic Plan is necessary to increase efficiency and timeliness, lower stockholder communications expense, and increase the assurance and reliability of delivery of important materials. While Stockholder’s participation is strongly encouraged it is optional.

  Board Recommendation

  The Board of Directors recommends that Stockholders vote “FOR” this proposal.

  Proposal 2 – Approval of the 2025 Equity Incentive Plan

  Background

  The Board of Directors has adopted, subject to Stockholder approval, the 2025 Equity Incentive Plan (the “Plan”). The Plan is intended to align the interests of the Company’s directors, officers, employees, and consultants with those of Stockholders by providing a means for participants to acquire an equity interest in the Company.

  Summary of the Plan

  Share Reserve (Rolling 15%):

    The number of shares of Common Stock available for issuance under the Plan will equal 15% of the Company’s issued and outstanding shares of Common Stock as of the first day of each fiscal year (a “rolling” share limit). The share reserve will automatically adjust annually without further Stockholder approval, to maintain a maximum of 15% of the then-issued and outstanding shares.
    Eligible Participants: Employees, directors, officers, and consultants of the Company and its subsidiaries.
    Award Types: Incentive stock options (ISOs), non-qualified stock options (NSOs), restricted stock, restricted stock units (RSUs), stock appreciation rights (SARs), and other equity-based awards.
    Term of Plan: Ten (10) years from the date of Stockholder approval.
    Option Term: No longer than ten (10) years from the date of grant.
    Vesting: Determined by the Board or the Compensation Committee at the time of each grant.
    Administration: The Plan will be administered by the Board or a designated Compensation Committee, which will have broad discretion to interpret the Plan and make awards.

  Rationale for Adoption

  The Board believes the Plan is necessary to enable the Company to continue to attract and retain qualified personnel, reward performance, and align employee interests with those of Stockholders. A rolling 15% reserve ensures the Plan remains proportional to the Company’s growth without requiring frequent Stockholder approvals.

  Board Recommendation

  The Board of Directors recommends that Stockholders vote “FOR” this proposal.

Only Stockholders of record at the close of business on October 20, 2025 are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

/s/ Brad G. Gunn

Brad G. Gunn

Corporate Secretary

November 10, 2025

LETTER TO STOCKHOLDERS

SIGNATURE HOLDINGS CORPORATION

6901 Professional Parkway E, 200

Sarasota, FL 34240

November 10, 2025

Dear Stockholder,

On behalf of the Board of Directors and management of Signature Holdings Corporation (“Signature Holdings”, “SHC”, or the “Company”), we are pleased to update you on our business direction and to invite you to a Special Meeting of Stockholders to consider and approve the Company’s adoption of electronic transmission of notices, consents, and other stockholder communications and the Company’s 2025 Equity Incentive Plan.

Introducing the Management Team

Signature Holdings is led by a new management team with deep experience in building and scaling businesses, as well as in corporate development and capital markets. Together, our leadership’s collective expertise positions the Company to execute its strategy with discipline and long-term vision.

  Brad G. Gunn - Chief Executive Officer: More than 26 years of start-up experience in oil and gas, petrochemicals, e-commerce, and technology development. Started from idea stages, Mr. Gunn has led five high-growth enterprises and has raised over $1.6 billion in capital (both private and public) and successfully completed three IPO’s and listings on three national stock exchanges.
  Gregory Aurre III – Vice-President: Experienced software product manager on the business side of payments products at FIS. From 2018 to 2021, worked at Kobie Marketing as a loyalty product manager. Mr. Aurre has also worked in financial services in multiple roles as a registered representative and principal.

We are united by a common goal: to grow Signature Holdings into a leading multi-brand eCommerce platform through strategic acquisitions, operational efficiency, and data-driven brand management.

Our Strategy

Signature Holdings’ strategy centers on acquiring, integrating, and scaling emerging eCommerce brands that demonstrate strong product-market fit, loyal customer bases, and potential for operational leverage under shared infrastructure.

Our focus areas include:

  Acquisition of high-margin consumer brands with proven online performance and scalable operations.
  Shared back-office capabilities across marketing, logistics, and data analytics to unlock margin expansion.
  Capital allocation discipline, prioritizing cash-flow positive growth and return on invested capital.
  Brand acceleration through technology, leveraging cross-brand data insights to optimize customer acquisition and retention.

Through this strategy, Signature Holdings aims to build a diversified portfolio of high-performing digital consumer assets under one corporate platform.

Special Meeting of Stockholders

The Board of Directors has called a Special Meeting of Stockholders to be held on November 20, 2025 at 1:00PM EST by video conference link: https://meet.google.com/rkf-qgpi-qfq for the following purpose:

  To approve the Company’s adoption of electronic transmission of notices, consents, and other Stockholder communications, in accordance with Delaware General Corporation Law §232 (or corresponding state law), permitting the Company to send Stockholder materials by email or other electronic means to the extent consent is obtained (the “Electronic Delivery Plan”).
  To approve the Company’s 2025 Equity Incentive Plan, reserving a rolling fifteen percent (15%) of the Company’s issued and outstanding common shares for issuance under equity awards to directors, officers, employees, and consultants (the “2025 Equity Incentive Plan” or “Plan”); and

The Equity Incentive Plan is a key component of our long-term growth strategy. It enables the Company to attract and retain world-class talent, align management and employee incentives with Stockholder interests, and ensure flexibility as the Company expands its portfolio of brands.

Your Board of Directors unanimously recommends votes FOR the approvals of the Electronic Delivery Plan and the 2025 Equity Incentive Plan.

The full text of the plan, along with the accompanying proxy materials, is enclosed for your review. Your vote is important — whether or not you plan to attend the meeting, we encourage you to complete and return your proxy card or vote electronically following the instructions provided.

Looking Ahead

We believe Signature Holdings is positioned for a pivotal stage of growth in 2025. With a disciplined acquisition strategy, a scalable operating model, and a leadership team committed to Stockholder value, we are building a foundation for sustainable long-term success.

We thank you for your continued confidence and support as we execute this next phase of our journey.

Sincerely,

The Board of Directors

Signature Holdings Corporation

PROXY STATEMENT

Date of Mailing: November 10, 2025

Special Meeting Date: November 20, 2025

GENERAL INFORMATION ABOUT THE MEETING

  Record Date: October 20, 2025
  Outstanding Shares Entitled to Vote: 986,400 shares of Common Stock
  Each share is entitled to one vote.
  A majority of the shares outstanding constitutes a quorum.

PROPOSAL 1 — APPROVAL OF THE COMPANY’S ADOPTION OF ELECTRONIC TRANSMISSION OF NOTICES, CONSENTS, AND OTHER STOCKHOLDER COMMUNICATIONS

The Board of Directors, subject to stockholders’ approval, seeks to adopt electronic transmission of notices, consents, and other stockholder communications to increase efficiency and timeliness, lower stockholder communications expense, and increase the assurance and reliability of delivery of important materials (the “Electronic Delivery Plan”). Therefore the Board is asking stockholders to approve the Company’s adoption of electronic transmission of notices, consents, and other stockholder communications, in accordance with Delaware General Corporation Law §232 (or corresponding state law), permitting the Company to send stockholder materials by email or other electronic means to the extent consent is obtained.

Board Recommendation

The Board of Directors believes that adopting the Electronic Delivery Plan is in the best interests of the Company and its Stockholders and recommends a vote FOR Proposal 1.

PROPOSAL 2 — APPROVAL OF THE 2025 EQUITY INCENTIVE PLAN

Overview

The Board of Directors has adopted, subject to stockholders’ approval, the Signature Holdings Corporation 2025 Equity Incentive Plan (the “Plan”). The Plan is intended to advance the interests of the Company by enabling it to attract and retain employees, directors, and consultants and to align their interests with those of our Stockholders.

Key Features

  Rolling Share Reserve: Up to 15% of the Company’s issued and outstanding common shares as of the first day of each fiscal year.
  Administration: The Remuneration Committee of the Board (the “Committee”) will administer the Plan. The Committee may increase the available number of shares subject to the rolling limit between fiscal years to reflect share issuances or corporate events.
  Types of Awards: Stock options, restricted stock units (RSUs), stock appreciation rights (SARs), and other stock-based awards.
  Term: 10 years from the date of adoption.
  Vesting: Determined by the Committee.

New Plan Benefits Table

The following table sets forth the number of awards that would have been granted under the Signature Holdings Corporation the Plan if the Plan had been in effect during the most recent fiscal year.  Because awards under the Plan are made at the discretion of the Remuneration Committee, the future benefits or amounts that will be received by any participant or group of participants under the Plan are not determinable at this time.

Name and Position	Dollar Value ($)	Number of Options/Units
Bradley G. Gunn, Chief Executive Officer	—	—
Gregory Aurre III, Vice-president	—	—
All Current Executive Officers as a Group	—	—
Neill A. Carson	—	—
All Current Non-Executive Directors as a Group	—	—
All Employees (excluding Executive Officers as a Group)	—	—

  Note: The number and type of awards that may be granted in the future will depend on a variety of factors, including the Company’s financial performance, compensation strategy, market conditions, and the discretion of the Remuneration Committee.
  The Remuneration Committee will determine, in its sole discretion, the recipients of awards, the types and amounts of awards to be granted, and the terms and conditions of such awards in accordance with the Plan.

Federal Income Tax Consequences

The following summary describes the material United States federal income tax consequences associated with the grant and exercise of stock options under the Signature Holdings Corporation 2025 Equity Incentive Plan (the “Plan”), based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and existing regulations and judicial interpretations.  The summary is not intended to be exhaustive and does not address any state, local, or foreign tax consequences that may apply.  Participants should consult their own tax advisors concerning the tax consequences of participation in the Plan.

  Incentive Stock Options (ISOs)
    Options that satisfy the requirements of Section 422 of the Code are intended to qualify as “incentive stock options.”
    No taxable income is recognized by the option holder upon the grant of an ISO.
    No ordinary income is recognized upon the exercise of an ISO; however, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price (the “spread”) is an adjustment item for purposes of the alternative minimum tax (AMT).
    Sale of Shares—Qualifying Disposition. If the shares acquired upon exercise of an ISO are not sold or otherwise disposed of within (i) two years after the date of grant and (ii) one year after the date of exercise, any gain or loss realized upon the subsequent sale of the shares will be treated as long-term capital gain or loss.
    Disqualifying Disposition. If the holding-period requirements described above are not satisfied, a portion of the gain upon disposition equal to the spread on the date of exercise will be taxed as ordinary income, and any additional gain will be treated as capital gain.
    Company Deduction. The Company generally is not entitled to a deduction with respect to the grant or exercise of an ISO, except to the extent ordinary income is recognized by the participant as a result of a disqualifying disposition.
  Non-Qualified Stock Options (NSOs)
    No taxable income is recognized by the option holder upon the grant of a non-qualified stock option, provided that the exercise price is not less than the fair market value of the underlying shares on the date of grant.
    Upon exercise of an NSO, the participant recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price.
    Sale of Shares. Any additional appreciation or depreciation in the value of the shares after exercise is treated as capital gain or loss, which will be long-term or short-term depending on the participant’s holding period.
    Company Deduction. The Company generally is entitled to a tax deduction equal to the amount of ordinary income recognized by the participant at the time of exercise, subject to applicable limitations under the Code.
  Withholding and Reporting
    The Company may withhold from any amounts otherwise payable to a participant such amounts as the Company determines are necessary to satisfy any applicable federal, state, or local income or employment tax withholding obligations in connection with any award under the Plan.
  Section 409A of the Internal Revenue Code
    Section 409A of the Internal Revenue Code (“Section 409A”) imposes specific requirements on certain types of nonqualified deferred compensation arrangements, including restrictions on the timing of deferrals and distributions, and the election of payment timing. Failure to comply with Section 409A may result in immediate taxation of deferred amounts, an additional 20% federal income tax penalty, and potential interest penalties on underpayments of tax.
    Application to Awards. The Company intends that awards granted under the Plan will either be exempt from, or comply with, the requirements of Section 409A. Stock options and stock appreciation rights granted with an exercise price at least equal to the fair market value of the underlying common stock on the date of grant generally are exempt from Section 409A.  Restricted stock awards are typically not subject to Section 409A because they represent actual ownership of stock rather than a right to future compensation.  Other awards, such as restricted stock units (RSUs) or performance-based awards that provide for deferred settlement, may be subject to Section 409A and will be structured to comply with its requirements.
    No Guarantee of Tax Treatment. Notwithstanding the foregoing, the Company does not guarantee that any awards under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of the Code. Each participant is solely responsible for the tax consequences of any award, and should consult with his or her own tax advisor regarding the application of Section 409A and other tax laws to any award granted under the Plan.

Dilution Discussion

If the 2025 Equity Incentive Plan is approved by Stockholders, the Company will be authorized to issue up to 147,900 shares of common stock, representing approximately 15% of the Company’s issued and outstanding shares as of the record date.

The Plan provides for the grant of stock options, restricted stock units (RSUs), and other equity-based awards, and any issuance of shares upon exercise or settlement of these awards will dilute the ownership percentages of existing Stockholders. The actual impact will depend on the number and type of awards granted and exercised.

The table below illustrates the potential dilution assuming full issuance of all shares available under the Plan and the exercise of all outstanding options and RSUs that are currently exercisable or vesting within 60 days:

Category	Shares Currently Outstanding	Additional Shares Under Plan	Total Potential Shares	Approximate % Ownership After Full Issuance
Existing Shareholders	986,400	—	986,400	86.96%
Outstanding Options/RSUs (exercisable within 60 days)	—	—	—	—
New Plan Shares	—	—	147,900	13.04%
Total	986,400	147,900	1,134,300	$100%

Board Recommendation

The Board of Directors believes that the 2025 Equity Incentive Plan is in the best interests of the Company and its Stockholders and recommends a vote FOR Proposal 2.

VOTING AND PROXY PROCEDURES

  Votes may be cast by proxy, by email, or in person.
  Proxies may be revoked at any time before they are voted.
  Approval requires the affirmative vote of a majority of the shares present and entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of October 20, 2025, by:

  Each director and executive officer of the Company,
  All directors and executive officers as a group, and
  Each person known to the Company to beneficially own more than 5% of the common stock.

Name and Address	Number of Shares Beneficially Owned	Percentage of Class
Bradley G. Gunn(1)(2)	820,000	83.13%
Gregory Aurre III(3)	45,000	4.56%
Neill A. Carson(4)	—	—

Notes:

  Percentages are calculated based on 986,400 shares of common stock, plus shares issuable upon exercise of options/RSUs referenced in the footnotes.
  Beneficial ownership includes shares over which the person or entity has sole or shared voting or investment power.
  All directors, executive officers, and 5% shareholders listed are beneficial owners under the SEC definition.

Footnotes:

(1) Mr. Gunn’s Company shares are held in Intaurelius LLC, a wholly owned subsidiary of Intaurelius Group Inc. which is 100% owned by Mr. Gunn.
(2) The business address for Intaurelius LLC is 1309 Coffeen Avenue STE 1200, Sheridan, WY 82801
(3) Mr. Aurre’s business address is 1090 10th St. N. - Unit 10, St. Petersburg, FL 33705
(4) Mr. Carson’s business address is 6901 Professional Parkway E, Sarasota, FL 34240

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PLAN

There are currently no awards under the proposed plan that directors or executives are eligible to receive.

OTHER BUSINESS

The Board knows of no other matters to be presented at the Special Meeting. If any such matters properly come before the meeting, the persons named in the accompanying proxy will vote as they deem advisable.

COST OF PROXY SOLICITATION

The Company will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers, or employees of the Company without additional compensation.

WHERE TO FIND MORE INFORMATION

The Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available on the SEC’s website at www.sec.gov.

Exhibit 1

Signature Holdings Corporation 2025 Equity Incentive Plan

(Full text of plan attached hereto as Appendix A.)

Exhibit 2

Form of Proxy Card